Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13D, dated July 7, 2023, with respect to the Class A ordinary shares, par value $0.0001 per share of Kernel Group Holdings Inc., a Cayman Island exempted company, is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: July 7, 2023

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu.

VKSS CAPITAL, LLC

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Manager

SIGNATURE PAGE TO JOINT FILING AGREEMENT

(Kernel Group Holdings, Inc.)